August 13, 2015	Delivered and via e-mail

Amir Adnani Corp.
c/o Suite 320, 1111 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2J3 Dear Amir:

Re:
Uranium Energy Corp. (the “Company”)
Amendment to Executive Services Agreement with the Company

As Chairman of the Company’s Compensation Committee I am very pleased to report to you on the recent determination of the Company’s Compensation Committee, effective on August 1, 2015 (the “Effective Date”), and with your prior concurrence, to increase your current monthly “Fee” to U.S. $34,000.00 (from its current level of U.S. $30,000.00) under your existing “Further Amended and Restated Executive Services Agreement” with the Company, which is dated for reference as fully executed on July 24, 2013 (collectively, the “Executive Services Agreement”); with this letter agreement being an “Amendment” to your Executive Services Agreement.

I confirm that this Amendment is being made in recognition of the considerable time and effort that you have expended over the last several years in guiding the Company through various stages of its development and its corresponding funding requirements and, in particular, the extensive travel schedule that has been imposed on you personally as a result.

Correspondingly, and in order to hereby formalize the referenced Amendment, we confirm that the figure, “U.S. $30,000.00”, is hereby deleted and replaced with the figure, “U.S. $34,000.00”, in section 4.1 of your current Executive Services Agreement. It is hereby recognized and agreed that, other than for the Amendment set forth herein, all other provisions of the e Executive Services Agreement remain in full force and effect as of the Effective Date hereof and, furthermore, that the Executive Services Agreement, together with the within Amendment, constitutes the entire agreement to date between the parties hereto and supersede every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of the Executive Services Agreement.

We kindly ask that you now acknowledge your receipt and approval of the within Amendment to your Executive Services Agreement by simply executing and returning to the attention of the writer via facsimile the duplicate copy of this letter which has been enclosed for that purpose at your earliest convenience hereafter. In the interim we remain, always, Yours very truly,

/s/ Vincent Della Volpe
Vincent Della Volpe, Chairman of the Compensation Committee,
for Uranium Energy Corp.

Receipt and approval of the within Amendment is hereby acknowledged on this 13 day of August, 2015, by:

/s/ Amir Adnani
Amir Adnani, President,
for Amir Adnani Corp.